FOR IMMEDIATE RELEASE

Contact:	Randall Weisenburger 212-415-3393

Omnicom Reports Fourth Quarter 2008 Results

NEW YORK, February 10, 2009 - Omnicom Group Inc. (NYSE-OMC) today announced that net income for the fourth quarter of 2008 decreased 13.7% to $271.0 million from $313.9 million in the fourth quarter of 2007. Diluted earnings per share in the fourth quarter of 2008 decreased 8.3% to $0.88 per share from $0.96 per share in the fourth quarter of 2007.

Worldwide revenue decreased 7.0% to $3,371.3 million from $3,626.0 million in the fourth quarter of 2007. Domestic revenue for the fourth quarter of 2008 decreased 4.7% to $1,759.5 million compared to $1,845.9 million in the fourth quarter of 2007. International revenue decreased 9.5% to $1,611.8 million compared to $1,780.1 million in the fourth quarter of 2007.

Net income for the twelve months ended December 31, 2008 increased 2.5% to $1,000.3 million from $975.7 million for the same period in 2007. Diluted earnings per share for the twelve months ended December 31, 2008 increased 7.5% to $3.17 per share in 2008 from $2.95 per share for the same period in 2007.

Worldwide revenue for the twelve months ended December 31, 2008 increased 5.2% to $13,359.9 million from $12,694.0 million for the same period in 2007. Domestic revenue for the twelve months ended December 31, 2008 increased 2.8% to $6,890.0 million from $6,704.2 million for the same period in 2007. International revenue for the twelve months ended December 31, 2008 increased 8.0% to $6,469.9 million from $5,989.8 million for the same period in 2007.

437 Madison Avenue, New York, N.Y. 10022. (212) 415-3600 Telex 428245 Fax (212) 415-3530

Omnicom Group Inc.

Omnicom Group Inc. (NYSE-OMC) (www.omnicomgroup.com) is a leading global marketing and corporate communications company. Omnicom’s branded networks and numerous specialty firms provide advertising, strategic media planning and buying, digital and interactive marketing, direct and promotional marketing, public relations and other specialty communications services to over 5,000 clients in more than 100 countries.

For a live webcast and/or a replay of our fourth quarter earnings conference call, go to www.omnicomgroup.com/InvestorRelations.

Omnicom Group Inc.

(Unaudited)
(In Millions of Dollars, Except Per Share Data)

Three Months Ended December 31,	2008	2007
Revenue	$3,371.3	$3,626.0
Operating expenses	2,922.9	3,094.1

Operating income	448.4	531.9
Net interest expense	23.9	14.3

Income before income taxes	424.5	517.6
Income taxes	142.0	175.5
Equity in earnings of affiliates	16.0	12.7
Minority interests	(27.5)	(40.9)

Net income	$271.0	$313.9

Net income per common share
Basic	$0.88	$0.97
Diluted	$0.88	$0.96
Weighted average shares (in millions)
Basic	307.2	323.2
Diluted	307.2	327.0
Dividend declared per share	$0.150	$0.150

Omnicom Group Inc.

(Unaudited)
(In Millions of Dollars, Except Per Share Data)

Twelve Months Ended December 31,	2008	2007
Revenue	$13,359.9	$12,694.0
Operating expenses	11,670.5	11,034.9

Operating income	1,689.4	1,659.1
Net interest expense	74.3	74.0

Income before income taxes	1,615.1	1,585.1
Income taxes	542.7	536.9
Equity in earnings of affiliates	42.0	38.4
Minority interests	(114.1)	(110.9)

Net income	$1,000.3	$975.7

Net income per common share
Basic	$3.20	$2.99
Diluted	$3.17	$2.95
Weighted average shares (in millions)
Basic	313.0	326.0
Diluted	315.4	330.4
Dividend declared per share	$0.600	$0.575